Exhibit 99.1

CONTACT INFORMATION

Investor Relations
Contact:	Blair A. (Andy) Rieth, Jr., Vice President, Investor Relations
Phone:	812-931-2199
Email:	andy.rieth@hill-rom.com

Media
Contact:	Marylou McNally, Vice President, Corporate Communications
Phone:	312-819-7233
Email:	marylou.mcnally@hill-rom.com

HILL-ROM REPORTS FISCAL SECOND QUARTER RESULTS;
PROVIDES THIRD QUARTER AND FULL YEAR FINANCIAL OUTLOOK

•	Second quarter revenue of $415 million grew 3 percent versus prior year
•	Adjusted diluted earnings per share for the second quarter were $0.59 compared to $0.54 in the prior year
•	Reported diluted earnings per share for the second quarter were $0.40 compared to $0.52 in the prior year
•
Financial guidance:  Including the impact of the Völker acquisition, constant currency revenue is expected to grow 11 to 13 percent for the third quarter and 5 to 6 for the full year with adjusted earnings of $0.56 to $0.58 and $2.45 to $2.50 per diluted share for the third quarter and full year, respectively

BATESVILLE, Ind., April 25, 2012 /PRNewswire-FirstCall/ -- Hill-Rom Holdings, Inc. (NYSE: HRC) announced financial results for its fiscal second quarter ended March 31, 2012 and updated its outlook for 2012.  Adjusted earnings per diluted share increased 9 percent to $0.59 from $0.54.  Reported earnings per diluted share decreased 23 percent to $0.40 from $0.52 in the prior year.  Adjustments in the current period include previously announced items related to business restructuring, asset impairment charges, a gain associated with a continuing vendor product recall and closing and integration costs associated with recent acquisitions.  Adjustments in the prior year included a gain associated with a vendor product recall and restructuring charges. Amounts in the current quarter include the results of the Völker acquisition, which closed February 13, 2012.

Hill-Rom’s quarterly revenue of $415 million increased 3 percent compared to last year or 4 percent on a constant currency basis.  Domestic revenue decreased 2 percent to $262 million, while revenue outside the United States increased 13 percent to $153 million in the same period.  Excluding the impact of foreign currency, Hill-Rom's international revenue increased 16 percent.  Approximately $15 million of international revenue in the second quarter was attributable to Völker.

Management Comments

“Despite a challenging environment, we delivered revenue in line with expectations and achieved nine percent growth in adjusted earnings per share,” stated John J. Greisch, President & CEO. “Our continued focus on operational improvements enabled us to leverage our cost structure, increase earnings and deliver strong operating cash flow. In addition, by closing our acquisition of Völker we significantly expanded our geographic footprint and strengthened our product portfolio, helping to position us for the future.”

Financial and Operational Highlights

-- Second quarter revenue highlights include:

-- North America Acute Care.  North America Acute Care revenue declined 4 percent to approximately $240 million.  Capital sales declined 3 percent due primarily to lower revenue in Canada, while rental revenue declined 7 percent.  Patient support systems sales declined 8 percent in North America overall, but were flat in the U.S.

-- International.  International segment revenue, which excludes Canada, increased 28 percent to approximately $126 million, due primarily to growth in the Middle East and Eastern Europe and the impact of the Völker acquisition.  Excluding Völker, International revenue increased 16 percent on a constant currency basis.

-- North America Post-Acute Care.  North America Post-Acute Care revenue declined 6 percent to approximately $49 million.  Capital sales decreased 2 percent and rental revenue decreased 8 percent versus the prior year.  Extended Care and Home Care revenue declined, while Respiratory Care revenue increased slightly.

--	Year to date operating cash flow was $124 million, compared to $108 million in the prior year.

--	During the quarter, the Company completed its acquisition of Völker group for approximately $77 million, net of cash acquired.

--
The Company launched the Hill-Rom® 900 Split Side Rail (SSR) med-surg bed frame for regions outside North America. The HR 900 SSR features a split side-rail configuration that provides improved ergonomic controls, reduced space consumption and enhanced patient egress, while maintaining compliance with the latest safety standards.

--
During the quarter, the Company announced a restructuring action in order to eliminate costs and streamline operations.  The action included the elimination of approximately 200 positions.  The Company anticipates incurring pre-tax charges in connection with the restructuring and other asset impairments totaling approximately $19 to $22 million during 2012, of which $16 million, or $0.17 per diluted share were recorded in the second quarter.  Of the total expected 2012 charge, we expect approximately one-half to be non-cash.  The restructuring action is anticipated to yield annualized savings of approximately $18 million after full implementation.

--	The Board of Directors approved an 11 percent increase to the quarterly dividend, increasing it to $0.125 per share in the second quarter.

Please see the attached schedules for additional information, including condensed financial information, summary balance sheet, cash flow statement and segment sales summaries.

For a more complete review of Hill-Rom’s results, please refer to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, which will be filed later this week.

Financial Guidance Summary

For the third quarter of fiscal 2012, Hill-Rom expects constant currency revenue growth of between 11 and 13 percent, or 4 to 5 percent excluding Völker.  Adjusted earnings per diluted share are expected to be $0.56 to $0.58 for the quarter.

For the full year, Hill-Rom expects constant currency revenue growth of between 5 and 6 percent, or approximately 1 percent excluding Völker.  Adjusted earnings per diluted share are expected to be $2.45 to $2.50.  If foreign exchange rates remain near current levels, the Company expects reported revenue growth to be approximately 2 percentage points lower for the third quarter and approximately 1 percentage point lower for the full year.  Cash flow from operations for the full year is expected to be approximately $290 to $300 million.

Hill-Rom Holdings, Inc. routinely provides earnings per share results and guidance on an adjusted basis because the Company’s management believes that the presentation provides useful information to investors.  These measures exclude strategic developments, special charges and the impact of significant litigation or other unusual events. Such items may be highly variable, difficult to predict and of a size that sometimes have substantial impact on the Company's reported operations for a period. Often, prospective quantification of such items is not feasible.  Management uses these measures internally for planning, forecasting and evaluating the performance of the business. Investors should consider non-GAAP measures in addition to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP.

Additional assumptions and discussion will be provided during the Company’s conference call to be held tomorrow morning.  Information to access the webcast is provided below.

Conference Call Webcast and Replay

The Company will sponsor a conference call and webcast for the investing public at 8:00 a.m. ET, on Thursday, April 26, 2012.  The webcast is available at http://ir.hill-rom.com/events.cfm or http://ir.hill-rom.com/eventdetail.cfm?eventid=111191 and will be archived on the Company's website for those who are unable to listen live. A replay of the call is also available through May 3, 2012 at 855-859-2056 (404-537-3406 International). Code 64245938 is needed to access the replay.

ABOUT HILL-ROM HOLDINGS, INC.

Hill-Rom is a leading worldwide manufacturer and provider of medical technologies and related services for the health care industry, including patient support systems, safe mobility and handling solutions, non-invasive therapeutic products for a variety of acute and chronic medical conditions, medical equipment rentals and information technology solutions.  Hill-Rom’s comprehensive product and service offerings are used by health care providers across the health care continuum and around the world in hospitals, extended care facilities and home care settings to enhance the safety and quality of patient care.

Hill-Rom…enhancing outcomes for patients and their caregivers.

www.hill-rom.com

Disclosure Regarding Forward-Looking Statements

Certain statements herein contain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, regarding the Company’s future plans, objectives, beliefs, expectations, representations and projections. It is important to note that forward-looking statements are not guarantees of future performance, and the Company’s actual results could differ materially from those set forth in any forward-looking statements. For a more in depth discussion of factors that could cause actual results to differ from those contained in forward-looking statements, see the discussions under the heading “Risk Factors” in the Company’s previously filed most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. The Company assumes no obligation to update or revise any forward-looking statements.

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Hill-Rom Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(Dollars in millions except per share data)

	Quarterly Period Ended March 31		Year To Date Period Ended March 31

	2012	2011	2012	2011
Net revenues
Capital sales	$300.6	$278.8	$567.5	$535.5
Rental revenues	114.5	123.3	228.7	240.8
Total revenues	415.1	402.1	796.2	776.3
Cost of revenues
Cost of goods sold	169.3	151.0	317.0	290.6
Rental expenses	50.0	52.5	98.3	102.6
Total cost of revenues	219.3	203.5	415.3	393.2
Gross profit
Capital	131.3	127.8	250.5	244.9
Rental	64.5	70.8	130.4	138.2
Total gross profit	195.8	198.6	380.9	383.1
As a percentage of sales	47.2%	49.4%	47.8%	49.3%

Research and development expenses	16.8	16.2	32.1	31.0
Selling and administrative expenses	125.6	130.5	245.8	250.5
Impairment of other intangibles	8.0	-	8.0	-
Special charges	8.0	2.6	8.0	2.6

Operating profit	37.4	49.3	87.0	99.0

Other income/(expense), net	(0.6)	(1.4)	(1.8)	(3.5)

Income tax expense	11.5	14.8	27.0	27.0

Net income	25.3	33.1	58.2	68.5

Less: Net income attributable to noncontrolling interest	-	-	-	0.2

Net income attributable to common shareholders	$25.3	$33.1	$58.2	$68.3

Diluted earnings per share:
Earnings per share	$0.40	$0.52	$0.93	$1.07

Average common shares outstanding - diluted (thousands)	62,546	63,911	62,385	64,056

Dividends per common share	$0.1250	$0.1025	$0.2375	$0.2050

Non-GAAP Financial Disclosures and Reconciliations

While Hill-Rom reports financial results in accordance with U.S. GAAP, this press release includes non-GAAP measures. These non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. Hill-Rom uses the non-GAAP measures to evaluate and manage its operations and provides the information to assist investors in performing financial analysis that is consistent with financial models developed by research analysts. Investors should consider non-GAAP measures in addition to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP.

Hill-Rom Holdings, Inc. and Subsidiaries
Revenues - Constant Currency
(Dollars in millions)

	Quarterly Period Ended March 31
	2012	Foreign Exchange	2012	2011	Constant Currency
	As Reported	Impact	Adjusted	As Reported	Change

Capital sales	$300.6	$(3.0)	$303.6	$278.8	8.9%
Rental revenues	114.5	(0.6)	115.1	123.3	-6.7%
Total	$415.1	$(3.6)	$418.7	$402.1	4.1%

Acute Care	$240.3	$(0.4)	$240.7	$251.3	-4.2%
Post-Acute Care	48.9	-	48.9	52.2	-6.3%
International	125.9	(3.2)	129.1	98.6	30.9%
Total	$415.1	$(3.6)	$418.7	$402.1	4.1%

	Year To Date Period Ended March 31
	2012	Foreign Exchange	2012	2011	Constant Currency
	As Reported	Impact	Adjusted	As Reported	Change

Capital sales	$567.5	$(3.2)	$570.7	$535.5	6.6%
Rental revenues	228.7	(0.6)	229.3	240.8	-4.8%
Total	$796.2	$(3.8)	$800.0	$776.3	3.1%

Acute Care	$474.0	$(0.5)	$474.5	$469.4	1.1%
Post-Acute Care	99.6	-	99.6	104.5	-4.7%
International	222.6	(3.3)	225.9	202.4	11.6%
Total	$796.2	$(3.8)	$800.0	$776.3	3.1%

Hill-Rom Holdings, Inc. and Subsidiaries
Reconciliation: Earnings Per Share
(Dollars in millions except per share data)

	Quarterly Period Ended March 31, 2012			Quarterly Period Ended March 31, 2011
	Income Before Income Taxes	Income Tax Expense	Diluted EPS	Income Before Income Taxes	Income Tax Expense	Diluted EPS

Reported Earnings	$36.8	$11.5	$0.40	$47.9	$14.8	$0.52
Adjustments:
Vendor product recall	(1.0)	(0.4)	(0.01)	(0.8)	(0.3)	(0.01)
Acquisition and integration costs	1.9	0.3	0.03	-	-	-
Special charges	8.0	3.0	0.08	2.6	1.0	0.03
Impairment of other intangibles	8.0	2.1	0.09	-	-	-
Adjusted Earnings	$53.7	$16.5	$0.59	$49.7	$15.5	$0.54

	Year To Date Period Ended March 31, 2012			Year To Date Period Ended March 31, 2011
	Income Before Income Taxes	Income Tax Expense	Diluted EPS**	Income Before Income Taxes and NCI*	Income Tax Expense	Diluted EPS**

Reported Earnings	$85.2	$27.0	$0.93	$95.5	$27.0	$1.07
Adjustments:
Vendor product recall	(3.1)	(1.2)	(0.03)	(0.8)	(0.3)	(0.01)
Acquisition and integration costs	3.6	0.8	0.04	-	-	-
Special charges	8.0	3.0	0.08	2.6	1.0	0.03
Impairment of other intangibles	8.0	2.1	0.09	-	-	-
Adjusted Earnings	$101.7	$31.7	$1.12	$97.3	$27.7	$1.08

* NCI refers to our noncontrolling interest in our former Encompass joint venture.
** May not add due to rounding.

Hill-Rom Holdings, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Dollars in millions)

	March 31, 2012	September 30, 2011
Assets
Current Assets
Cash and cash equivalents	$174.7	$224.6
Trade accounts receivable, net of allowances	362.3	386.2
Inventories, net	105.8	95.6
Other current assets	88.2	85.3
Total current assets	731.0	791.7

Property, plant and equipment, net	234.0	222.8
Goodwill	119.7	87.2
Other assets	206.8	197.4

Total Assets	$1,291.5	$1,299.1

Liabilities
Current Liabilities
Trade accounts payable	$68.6	$64.8
Short-term borrowings	45.2	100.3
Other current liabilities	153.7	168.9
Total current liabilities	267.5	334.0

Long-term debt	50.1	50.8
Other long-term liabilities	175.1	172.6

Total Liabilities	492.7	557.4

Shareholders' Equity	798.8	741.7

Total Liabilities and Shareholders' Equity	$1,291.5	$1,299.1

Hill-Rom Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Dollars in millions)

	Year To Date Period Ended March 31

	2012	2011
Operating Activities
Net income	$58.2	$68.5
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	53.7	51.6
Provision for deferred income taxes	(4.0)	(1.3)
Loss on disposal of property, equipment leased to others,
intangible assets and impairments	7.8	1.0
Stock compensation	6.4	6.7
Excess tax benefits from employee stock plans	(0.9)	(4.1)
Change in working capital excluding cash, current investments, current debt and acquisitions and dispositions:
Trade accounts receivable	34.6	(12.5)
Inventories	(0.4)	(7.3)
Other current assets	(0.2)	15.1
Trade accounts payable	(5.1)	(8.1)
Accrued expenses and other liabilities	(23.9)	(8.1)
Other, net	(2.6)	6.1
Net cash provided by operating activities	123.6	107.6

Investing Activities
Capital expenditures and purchase of intangibles	(39.3)	(30.9)
Proceeds on sales of property and equipment leased to others	6.4	4.3
Payment for acquisition of business, net of cash acquired	(77.0)	-
Proceeds on investment sales and maturities	0.9	0.2
Net cash used in investing activities	(109.0)	(26.4)

Financing Activities
Change in short-term debt	(7.6)	3.2
Payment of long-term debt	(47.4)	-
Purchase of noncontrolling interest	(1.0)	(11.2)
Payment of cash dividends	(14.7)	(12.9)
Proceeds on exercise of options	3.8	23.1
Proceeds from stock issuance	1.6	1.5
Excess tax benefits from employee stock plans	0.9	4.1
Treasury stock acquired	(1.8)	(41.6)
Net cash used in financing activities	(66.2)	(33.8)

Effect of exchange rate changes on cash	1.7	3.3

Total Cash Flows	(49.9)	50.7

Cash and Cash Equivalents:
At beginning of period	224.6	184.5
At end of period	$174.7	$235.2